UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

March 13, 2015

To Our Shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) to be held April 16, 2015, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406.

At the Annual Meeting, you will be asked to: (i) elect three Class II directors whose terms will expire at the Annual Meeting in 2018; (ii) consider an advisory vote on executive compensation; and (iii) ratify the Audit Committee’s appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2015.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

KEVIN J. HELMICK

President and Chief Executive Officer

FARMERS NATIONAL BANC CORP.

20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 16, 2015

The Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) will be held at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406, on Thursday, April 16, 2015, at 3:30 p.m., Eastern Time, for the following purposes:

1.	the election of three Class II directors;

2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.	to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 3, 2015 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” each of the other proposals.

By Order of the Board of Directors,

Carl D. Culp

Executive Vice President, Treasurer and Secretary

Canfield, Ohio

March 13, 2015

FARMERS NATIONAL BANC CORP.

PROXY STATEMENT

March 13, 2015

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Farmers National Banc Corp., an Ohio corporation (“Farmers” or the “Company”), of the accompanying proxy to be voted at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, April 16, 2015, at 3:30 p.m., Eastern Time, and at any adjournment or postponement thereof. The mailing address of the principal executive offices of Farmers is 20 South Broad Street, Canfield, Ohio 44406; telephone number (330) 533-3341. This proxy statement, together with the related proxy and Farmers’ 2014 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 13, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held Thursday, April 16, 2015, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406. To obtain directions to attend the Annual Meeting, please contact Shareholder Relations at (330) 533-5127.

Why did I Receive these Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that Farmers is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

The Board of Directors has set March 3, 2015 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 3, 2015, 18,408,612 Common Shares, without par value (“Common Shares”) were issued and outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. Farmers has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the Common Shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, Farmers is offering shareholders of record the opportunity to vote their Common Shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m., Eastern Time, on April 15, 2015.

If you hold your Common Shares in street name, you should follow the voting instructions provided to you by the organization that holds your Common Shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your Common Shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 3, 2015 in order to vote in person.

How will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your Common Shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your Common Shares will be voted:

•	“FOR” the election of each of the three Class II director nominees listed under “Proposal One—Election of Directors;”

•	“FOR” the approval of the compensation of the Company’s named executive officers under “Proposal Two—Advisory Vote on Executive Compensation;” and

•

“FOR” the ratification of the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2015 under “Proposal Three—Ratification of Selection of Independent Registered Public Accounting Firm.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, Farmers was not aware of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with regard to the same Common Shares;

•	the execution of a later casted Internet or telephone vote with regard to the same Common Shares;

•	giving notice in writing to the Secretary at 20 South Broad Street, Canfield, Ohio 44406; or

•	notifying the Secretary in person at the Annual Meeting.

If your Common Shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the Common Shares on March 3, 2015. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by Farmers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of Farmers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Shares held of record by such persons, and Farmers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

The shareholders present in person or by proxy at the Annual Meeting representing not less than one-third of Farmers’ outstanding Common Shares shall constitute a quorum for the Annual Meeting. Consequently, at least 6,136,204 Common Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their Common Shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their Common Shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If a broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required
• Proposal One—Election of Directors

•    Election of the three Class II director nominees requires the affirmative vote of the holders of a plurality of the Common Shares present, represented and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal Two—Advisory Vote on Executive Compensation

•    The proposal to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.

• Proposal Three—Ratification of Selection of Independent Registered Public Accounting Firm

•    The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three.

Under Ohio law, Farmers’ Articles of Incorporation, and Farmers’ Amended Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each common share owned, and shareholders may not cumulate votes in the election of directors. Common shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in 2010, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A summary of this policy is set forth under the caption “CORPORATE GOVERNANCE—Policies of the Board of Directors” beginning on page 8 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2015

This proxy statement, the Form 10-K for the year ended December 31, 2014 and the 2014 Annual Report to Shareholders are available at www.farmersbankgroup.com.

CORPORATE GOVERNANCE

The Board of Directors—Independence

The Board of Directors is currently comprised of nine members, one of whom is a nominee for re-election at the Annual Meeting and two of whom are nominees for election at the Annual Meeting. Additional information regarding each director nominee is set forth in “Proposal One—Election of Directors” beginning on page 13 of this proxy statement. In 2014, the Board of Directors affirmatively determined that each of the directors listed below is an “independent director” under the rules of The NASDAQ Stock Market LLC (“NASDAQ”):

Gregory C. Bestic	Lance J. Ciroli
Anne Frederick Crawford	Ralph D. Macali
Terry A. Moore	David Z. Paull
Earl R. Scott	Gregg Strollo

The only director or director nominee of Farmers who has not been deemed by the Board of Directors to be independent is Kevin J. Helmick, the Company’s President and Chief Executive Officer.

During 2014, certain current directors and executive officers of Farmers, and their associates, were customers of, and had banking transactions with, various subsidiaries of the Company, including Farmers’ subsidiary bank, The Farmers National Bank of Canfield (“Farmers Bank”). All relationships between any director or executive officer and Farmers or any of its subsidiaries were conducted in the ordinary course of business. Farmers encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Farmers; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of any director’s independent judgment in carrying out his or her responsibilities.

In assessing the independence of directors, the Board of Directors also considers the business relationships between Farmers and its directors or their affiliated businesses other than ordinary banking relationships. Where business relationships other than ordinary banking relationships exist, the Board of Directors evaluates the scope and nature of each business relationship. The business relationships between Farmers and its directors or the directors’ affiliated companies that were so considered by the Board of Directors was the position of Terry A. Moore as a partner, Chief Executive Officer and President of the law firm of Krugliak Wilkins Griffiths & Dougherty (“KWGD”), which performed certain legal services for Farmers and Farmers Bank during 2014. In reviewing the independence of Mr. Moore as a director, the Board of Directors considered the relationship between Farmers and KWGD and determined that such firm received fees for the performance of legal services in 2014 far less than objective regulatory independence thresholds, and that the relationship of KWGD to the

Company did not affect Mr. Moore’s exercise of independent judgment in carrying out his duties as a director, including his duties as a compensation committee member and his ability to make independent judgments about the Company’s executive compensation. Therefore, the Board considers Mr. Moore to be independent although he is not considered eligible to serve on the Audit Committee.

Certain Relationships and Related Transactions

Farmers’ Audit Committee is responsible for reviewing and approving all related party transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under Item 404 of Regulation S-K. Extensions of credit by Farmers or any of its subsidiaries to “insiders” of the Company or its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is Farmers’ policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Audit Committee either on a case-by-case basis (such as loans made by Farmers Bank to an insider) or, in the case of an ongoing relationship are approved at the outset of the relationship and periodically reviewed. All loans to insiders of Farmers: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 12 meetings during 2014. All incumbent directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with Farmers’ Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the then current members of the Board of Directors attended the 2014 Annual Meeting held on April 24, 2014.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has appointed Lance J. Ciroli as its non-executive Chairman. As Chairman, Mr. Ciroli presides over meetings of the Board of Directors, consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. Mr. Helmick, as President and Chief Executive Officer, is responsible both for overseeing Farmers’ day-to-day operations and for establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees. Farmers does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board of Directors believes that flexibility in appointing the Chairman of the Board allows the Board of Directors to make a determination as to such position from time to time and in a manner that it believes is in the best interest of Farmers and its shareholders. The Board of Directors believes that the current structure is best for Farmers because it allows Mr. Helmick to focus on managing the Company’s day-to-day business while allowing Mr. Ciroli to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Farmers.

The role of the Board of Director in Farmers’ risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess Farmers’ risk assessment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Risk Management Committee Charter, the Risk Management Committee assists the Board of Directors in its oversight of management’s implementation and enforcement of Farmers’ policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Company’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of Farmers’ financial reporting process and system of internal accounting and financial controls. Finally, the Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee reports.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; and (iv) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee also reviews, evaluates and approves all related party transactions. The Audit Committee members currently are Earl R. Scott (Chairman), Gregory C. Bestic, Ralph D. Macali and Greg Strollo. The Board of Directors has determined that Earl R. Scott qualifies as an “audit committee financial expert.” Specifically, the Board of Directors has determined that Earl R. Scott has all of the attributes listed in the definition of an “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Scott has acquired these attributes through education and experience as a certified public accountant. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Audit Committee held 5 meetings during 2014.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for the executive officers of the Company and generally administers the Company’s incentive compensation programs. The members of the Compensation Committee are David Z. Paull (Chair), Lance J. Ciroli, Anne Frederick Crawford and Terry A. Moore. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Compensation Committee held 5 meetings during 2014.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the

Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 20.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) promote effective corporate governance, including developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and (iii) lead the Board of Directors in its annual review of the Board’s performance and the performance of each of its committees. The Corporate Governance and Nominating Committee consists of Gregory C. Bestic (Chair), Anne Frederick Crawford, Terry A. Moore and Gregg Strollo. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Corporate Governance and Nominating Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on Farmers’ website at www.farmersbankgroup.com. The Corporate Governance and Nominating Committee held 5 meetings during 2014.

Risk Management Committee

The Risk Management Committee oversees management’s implementation and enforcement of the Company’s policies, procedures and practices relating to the management of enterprise-wide risk. The members of the Risk Management Committee are Lance J. Ciroli (Chair), Ralph D. Macali, Earl R. Scott, and David Z. Paull. The Risk Management Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors. A copy of the current Risk Management Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Risk Management Committee meets on a regular basis with Mr. Helmick and other executive officers of Farmers. The Risk Management Committee held 4 meetings during 2014. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 20.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, pursuant to Section 1701.55(B) of the Ohio Revised Code, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of Farmers, because our Articles of Incorporation do not include alternative election standards. Nevertheless, the Board of Directors has adopted a policy that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board of Directors. Thereafter, the Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the

Board of Directors whether to accept or reject it. In considering whether to recommend to the Board of Directors to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee will consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes, and (ii) the qualifications and performance of the tendering director(s) and his or her contributions to the Board of Directors and Farmers. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, Farmers will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s consideration or action by the Board of Directors regarding whether to accept the resignation offer. If a majority of the Board of Directors receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for director, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers the fit of an individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company and its shareholders. The following attributes are considered important to such consideration, but all may not necessarily be possessed by any one director candidate:

•	personal qualities and characteristics, accomplishments and reputation in the business community, including high personal and professional values, ethics and integrity;

•	current knowledge and contacts in the communities in which Farmers does business;

•	ability and willingness to commit adequate time to diligently attend to Board of Director and committee matters;

•	ability to think and act independently yet constructively in a mutually respectful environment;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

While the Board of Directors does not have a formal diversity policy, diversity of viewpoints, background, experience and other demographics is one criterion on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. When identifying first-time candidates or nominees for director, or in evaluating individuals recommended by shareholders, the Corporate Governance and Nominating Committee will consider diversity, the current composition of the Board in light of the diverse communities and geographies we serve, and the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee evaluates each potential director candidate on their specific skills, expertise and background, as well as traditional diversity concepts.

In addition to recommendations presented by shareholders, the Board of Directors maintains a current list of potential director candidates that fit the characteristics and qualifications of the Corporate Governance and Nominating Committee, which it uses from time to time to fill director vacancies or for director nominations. The Corporate Governance and Nominating Committee makes its recommendation regarding nominations to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of Farmers no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice is given to shareholders, written notice to the Secretary of the Company must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The Corporate Governance Guidelines also formalize certain aspects of Farmers’ shareholder nomination process. Pursuant to the Regulations and/or the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	the name, age, business address and residence address of the candidate;

2.	the information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and Farmers, as well as the candidate’s prior business and directorship experience);

3.	the number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

4.	the information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and Farmers);

5.	a description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	a qualitative description of the specific talents and skills that the candidate would offer in service to the Company;

7.	any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to Farmers or how the candidate would vote or serve as a director;

8.	a completed copy of the Company’s Questionnaire for New Director Candidates;

9.	all financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with Farmers, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder; and

10.	the consent of the candidate to serve as a director of Farmers if so elected.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

a.	the name and address of the shareholder making the nomination;

b.	the number and class of all shares of each class of stock of Farmers owned of record and beneficially owned by the shareholder;

c.	a representation that the shareholder is a holder of record of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

d.	a description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

e.	a description of any relationships, including business relationships, between the shareholder and the candidate;

f.	whether the shareholder is acting in concert with any person with respect to the Common Shares;

g.	whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

h.	the information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving Farmers and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

i.	whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

j.	if the shareholder is other than an individual (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles), (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests, (iii) the names and addresses of each person that would be deemed to control the shareholder and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, executive officers and other controlling parties.

During the course of any candidate’s consideration, the Corporate Governance and Nominating Committee may request additional information through written director questionnaires and further communications to assess whether the candidate satisfies, in the view of the committee, requirements of the Company’s Corporate Governance Guidelines, Director Code of Ethics, and other policies applicable to members of the Board and its committees.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute grounds for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals for 2016 Annual Meeting

Proposals by shareholders intended to be presented at the 2016 Annual Meeting of Shareholders must be received by the Secretary of Farmers no later than November 13, 2015, to be eligible for inclusion in Farmers’ proxy, notice of meeting, and proxy statement relating to its 2016 Annual Meeting. Farmers will not be required to include in its proxy, notice of meeting, or proxy statement, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable SEC rules.

If a shareholder intends to submit a proposal at Farmers’ 2016 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January 28, 2016, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2015. The submission of such a notice does not ensure that a proposal can be raised at Farmers’ Annual Meeting.

In each case written notice must be given to Farmers, addressed to its Corporate Secretary, at the following address: 20 South Broad Street, Canfield, Ohio 44406.

Shareholder Communications with Directors

All written communications addressed to an individual director at Farmers’ address or to one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at Farmers’ address or to one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmers’ directors, officers and persons who own beneficially more than 10% of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Commission and to furnish the Company with copies of all such forms filed. Farmers understands from the information provided to it by Section 16 Filers that the following transactions were not timely reported during 2014: a purchase of shares of common stock by Amber Wallace on August 19, 2014 was filed two days late due to administrative error.

PROPOSAL ONE—ELECTION OF DIRECTORS

In accordance with the provisions of Farmers’ Regulations, the Board of Directors has currently fixed the number of directors at nine. The Board of Directors is currently divided into three classes, each with three-year terms, and there are three directors currently serving in each class.

The Corporate Governance and Nominating Committee has recommended to the Board of Directors the re-nomination of each of the three Class II directors. Set forth below for each nominee for election and for each director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding the nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors. The following information, as of March 13, 2015, with respect to the age, principal occupation or employment, other affiliations and business experience during at least the last five years of each director and director nominee, has been furnished to Farmers by each director nominee and director. Except where indicated, no corporation is a parent, subsidiary or other affiliate of Farmers.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

(Term Expiring in 2018)

Name	Age	Principal Occupation for Past Five Years and Other Information
Lance J. Ciroli	64	Mr. Ciroli has served as a director of Farmers since October 2010 and has served as Chairman of the Board of Directors since October 1, 2011. Mr. Ciroli is a member of the Compensation Committee and Chair of the Risk Management Committee. Since 2009, Mr. Ciroli has operated NBE Bank Consulting Services, a bank consulting services company, which he co-founded in 2009. Prior to founding NBE Bank Consulting Services, Mr. Ciroli was Assistant Deputy Comptroller, Office of the Comptroller of the Currency, United States Treasury Department, in Washington D.C., where he was responsible for the supervision and regulation of nationally chartered community banks in Northern and Eastern Ohio and the Lower Peninsula of Michigan. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Ciroli has developed through his extensive experience in the area of national bank supervision, as well as his knowledge and experience as a director of Farmers, allow him to provide continued regulatory and local business expertise to the Board of Directors.

Anne Frederick Crawford	51	Ms. Crawford has served as a director of Farmers since 2004 and is a member of the Compensation and Corporate Governance and Nominating Committees. Ms. Crawford is a self-employed/sole proprietor attorney-at-law located in Canfield, Ohio, concentrating her law practice in the areas of real estate, probate and estate planning for the entirety of her professional career. Ms. Crawford is also actively involved with a number of significant non-profit organizations and community initiatives in the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Crawford has developed through her education and extensive experiences in the legal field and in the Mahoning Valley business market, as well as her knowledge and experience as a director of Farmers, allow her to provide continued legal and local business expertise to the Board of Directors.

David Z. Paull	60	Mr. Paull has served as a director of Farmers since January 2011 and is the Chair of the Compensation Committee and member of the Risk Management Committee. Mr. Paull retired in February 2014 from serving as the Vice President, HR Operations and Labor Relations, for RTI International Metals, Inc., where he had previously been responsible for human resource activities for all domestic manufacturing locations in the United States. Mr. Paull has 36 years of experience working in and managing all aspects of the human resources and employee benefits functions, significant experience in corporate strategic and succession planning with both for profit and nonprofit enterprises, and has served as a member of the board of directors and executive committee of the Youngstown Warren Regional Chamber of Commerce and as a member of the board of directors of the Humility of Mary Center For Learning. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paull has developed through his extensive business experience in the Mahoning Valley business market, as well as his knowledge and experience in the field of human resources and related areas of executive compensation and benefits, allow him to provide continued compensation related and local business expertise to the Board of Directors.

CLASS III DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2016)

Name	Age	Principal Occupation for Past Five Years and Other Information
Ralph D. Macali	59	Mr. Macali has served as a director of Farmers since December 2001 and is a member of the Audit and Risk Management Committees. Mr. Macali is the Vice President of Palmer J. Macali, Inc., which owns and operates a retail grocery supermarket, a partner in P.M.R.P. Partnership, which owns commercial and residential real estate, and owner and executive vice president of HSL Inc., which owns various retail stores. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Macali has developed through his education and business leadership experiences in the Mahoning Valley business market, as well as his experience as a director of Farmers, allow him to provide continued regional business and leadership expertise to the Board of Directors.

Earl R. Scott	69	Mr. Scott has served as a director of Farmers since December 2003 and is a member of the Audit and Risk Management Committees. Mr. Scott also serves as a director of Farmers Trust Company, a Farmers subsidiary. Mr. Scott is a certified public accountant and President of Reali, Giampetro & Scott, a local accounting firm with offices in the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Scott has developed through his education and leadership experiences in the field of accounting, his knowledge and business experience in the Mahoning Valley, as well as his experience as a director of Farmers, allow him to provide continued financial and regional business expertise to the Board of Directors.

Gregg Strollo	59	Mr. Strollo has served as a director of Farmers since October 2011 and is a member of the Nominating and Corporate Governance and Risk Management Committees. Mr. Strollo currently serves as a partner, architect and President of Strollo Architects, a position he has held since 1996. Mr. Strollo serves on the Board of Directors locally for the Better Business Bureau and also for the Youngstown YMCA. In addition he holds the positions of Secretary and member of the Board of Directors for the American Institute of Architects in the State of Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Strollo has developed through his education and business and leadership experiences in the Mahoning Valley allow him to provide continued financial and regional business expertise to the Board of Directors.

CLASS I DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2017)

Name	Age	Principal Occupation for Past Five Years and Other Information

Gregory C. Bestic	60	Mr. Bestic has served as a director of Farmers since April 2011 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Bestic is a Principal in Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. Mr. Bestic is a certified public accountant, a certified forensic accountant (Diplomate of the American Board of Forensic Accounting), a fellow of the American College of Forensic Examiners, and is designated as a Chartered Global Management Accountant. Mr. Bestic has practiced with Schroedel, Scullin & Bestic, LLC and its predecessor firm since 1980. He serves on a number of community and civic boards in the Mahoning Valley, including Salem Community Hospital (dba Salem Regional Medical Center) and the Advisory Committee of the Accounting and Finance Department of Youngstown State University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Bestic has developed through his educational background in business and accounting, as well as his business and leadership experiences in the Mahoning Valley, will allow him to provide accounting, local business and corporate governance expertise to the Board of Directors, and has nominated him for election.

Kevin J. Helmick	43	Mr. Helmick has served as the President and Chief Executive Officer of Farmers since October 2013. Prior to his appointment as President and Chief Executive Officer, Mr. Helmick served as the Executive Vice President and Secretary of the Company and Executive Vice President – Retail and Wealth Management of Farmers Bank since January 2012. Prior to that, Mr. Helmick served as the Vice President of Wealth Management and Retail Services of Farmers Bank since 2008. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Helmick has developed through his education and experiences in the banking and financial services industries, as well as his significant past leadership positions with Farmers, allow him to provide continued business and leadership insight to the Board of Directors, and has nominated him for election.

Terry A. Moore	59	Mr. Moore is the Chief Executive Officer and President of Krugliak Wilkins Griffiths & Dougherty, a law firm located in Canton, Ohio, with which Mr. Moore has practiced as an attorney since 1990. As CEO and President, he is responsible, with other members of the firm’s management committee, to direct and supervise the operations of the law firm. Mr. Moore serves on the Board of Directors of Mercy Medical Center, a non-profit hospital based in Canton, as Chairman of Board of the Mercy Medical Center Development Foundation, and as trustee for the Hoover Foundation, a non-profit foundation based in Canton. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Moore has developed through his educational background in law, as well as his business and leadership experiences with his law firm and in Stark County, will allow him to provide leadership, local business and corporate governance expertise to the Board of Directors, and has nominated him for election.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 3, 2015, regarding beneficial ownership of the Common Shares by each director, each director nominee, each of the named executive officers of Farmers appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of the Company as a group and by each person known to Farmers to own 5% or more of its Common Shares. In addition, unless otherwise indicated, all persons named below can be reached at Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406.

Name	Total Beneficial Ownership(1)		Percent of Outstanding(2)
Gregory C. Bestic	26,146	(3)	*
Lance J. Ciroli	30,315	(4)	*
Anne Frederick Crawford.	84,282	(5)	*
Ralph D. Macali	114,635	(6)	*
Terry A. Moore	19,394	(7)	*
David Z. Paull	29,142	(8)	*
Earl R. Scott	24,257	(9)	*
Gregg Strollo	11,913	(10)	*
Carl D. Culp	21,249	(11)	*
Joseph A. Gerzina	7,502		*
Mark L. Graham	18,978	(12)	*
Kevin J. Helmick	15,192	(13)	*
Brian E. Jackson	2,526		*
Total (18 directors and executive officers)	415,309		2.26%

5% Or Greater Shareholders
Ancora Advisors, LLC One Chagrin Highlands 2000 Auburn Drive, Suite 300 Cleveland, Ohio 44122	1,682,748	(14)	9.14%

*	Less than 1%

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals or the Common Shares issuable upon the exercise of stock options within 60 days of March 3, 2015. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the Common Shares indicated.
(2)	For all directors and executive officers, the percentage of class is based upon the sum of: (i) 18,408,612 Common Shares issued and outstanding on March 5, 2015; and (ii) the number of Common Shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of March 3, 2015.
(3)	Mr. Bestic owns his Common Shares jointly with his spouse and he shares voting and dispositive power with respect thereto.
(4)	Amount includes 3,335 Common Shares owned by Mr. Ciroli’s spouse, over which Mr. Ciroli’s spouse has voting and dispositive power.
(5)	Ms. Crawford owns 62,551 Common Shares jointly with her spouse, and she has shared voting and dispositive power with respect to such shares. Amount includes 8,249 Common Shares held by a trust, over which Ms. Crawford’s spouse is trustee with voting and dispositive power. Amount also includes 12,832 Common Shares held by a trust, over which Ms. Crawford has voting and dispositive power but no pecuniary interest therein.
(6)	Amount includes 34,084 Common Shares owned by Mr. Macali’s children, over which he has voting and dispositive power. Amount also includes 17,568 and 33,369 Common Shares held by a trust and partnership, respectively, over which Mr. Macali has voting and dispositive power.

(7)	Amount includes 10,100 Common Shares jointly owned with Mr. Moore’s spouse, over which he shares voting and dispositive power.
(8)	Amount includes 21,105 Common Shares jointly owned with Mr. Paull’s spouse, over which Mr. Paull shares voting and dispositive power.
(9)	Amount includes 9,341 Common Shares owned by Mr. Scott’s spouse. Amount also includes 1,365 Common Shares over which Mr. Scott shares voting and dispositive power with his spouse.
(10)	Amount includes 389 Common Shares owned by Mr. Strollo’s son, over which Mr. Strollo shares voting and dispositive power with his spouse.
(11)	Mr. Culp owns 14,243 Common Shares jointly with his spouse, and Mr. Culp has shared voting and dispositive power with respect to such shares.
(12)	Amount includes 11,663 owned by Mr. Graham’s spouse and 713 Common Shares owned by Mr. Graham’s children over which Mr. Graham shares voting and dispositive power with his spouse. Amount also includes 285 Common Shares owned by his son over which Mr. Graham shares voting and dispositive power with his son.
(13)	Amount includes 3,754 Common Shares owned by Mr. Helmick’s spouse.
(14)	As reported on Schedule 13D/A filed with the Commission on September 9, 2014, Ancora Advisors, LLC (“Ancora”) is an investment advisor registered under the Investment Advisors Act of 1940, as amended, and is the investment advisor to the Ancora Trust, which includes the Ancora Income Fund, Ancora Equity Fund, Ancora Special Opportunity Fund, Ancora/Thelen Small-Mid Cap Fund, and Ancora MicroCap Fund (the “Ancora Funds”). Ancora has the power to dispose of 902,757 Common Shares (“Advisory Client Shares”) owned by the investment clients for which it acts as advisor, including the Ancora Funds, Merlin Partners, AAMAF LP, Birchwald Partners, LP, Ancora Catalyst Fund LP, and Ancora Greater China Fund LP. Ancora also has the power to dispose 704,871 Common Shares (“Investment Client Shares”) owned by investment clients of Ancora, although Ancora disclaims beneficial ownership of such Investment Client Shares. In addition, Frederick DiSanto, the Chief Executive Officer of Ancora, and other Ancora owners and employees own 75,120 Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

Our 2012 Equity Incentive Plan (“Equity Incentive Plan”) authorizes the Company to issue common stock to our employees and non-employee directors in exchange for consideration in the form of goods or services. The Equity Incentive Plan authorized the issuance of awards with respect to up to 500,000 Common Shares to participants. Information, as of December 31, 2014, on awards outstanding under the Equity Incentive Plan is set forth in the table below:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted- Average Exercise Price of Outstanding, Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by security holders	46,957	N/A	453,043
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	46,957	N/A	453,043

(1)	Amount represents performance-based awards granted pursuant to the Equity Incentive Plan, the vesting of which is contingent upon corporate performance measured by evaluating our return on average equity (“ROE”) relative to the average ROE of a peer group of financial institutions during a three-year period ending December 31, 2016.
(2)	The weighted average exercise is not determinable for awards of performance-based award shares described in footnote (1).
(3)	Amount represents shares available for future issuance under the Equity Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for Farmers’ named executive officers, including: (i) the overall objectives of the Company’s compensation program and what it is designed to reward; (ii) each element of compensation that is provided; and (iii) an explanation of the Compensation Committee’s decisions regarding Farmers’ named executive officers. For purposes of this discussion, references to “we,” “our” and “us” refer to Farmers. For 2014, our named executive officers were:

Name	Title

Kevin J. Helmick	President and Chief Executive Officer

Carl D. Culp	Executive Vice President, Treasurer and Secretary of Farmers

Mark L. Graham	Executive Vice President and Chief Credit Officer

Joseph A. Gerzina	Senior Vice President and Chief Lending Officer

Brian E. Jackson	Senior Vice President and Chief Information Officer

Executive Summary

We continued to deliver strong financial performance during 2014 which we believe compared well to our peers in the financial institution industry. We also believe that the compensation of our executive team was reflective of their efforts and aligned well with our financial performance for the year.

Certain Financial Performance Elements affecting Compensation in 2014

•	Our net income in 2014 was $9.0 million, a 15.2% increase compared to $7.8 million for 2013.

•

Our basic and diluted earnings per share for 2014 were $0.48, an increase of 17.1% compared to $0.41 to 2013. This financial metric was one of the objective elements of our 2014 annual cash incentive plan (the “Annual Incentive Plan”) at a target level of $.45, so our performance resulted in payouts to named executive officer participants in excess of their respective targets for this factor.

•

Our efficiency ratio for 2014 improved to 70.24%, compared to 74.82% for 2013. This financial metric also was an objective element of our Annual Incentive Plan, with a target of 68.0%, so our performance resulted in bonus payouts on this metric above the threshold, but below the target, level.

•

Our return on average assets (annualized) for 2014 improved to 0.79%, compared to 0.68% for 2013. This financial metric was the third objective element of our Annual Incentive Plan, with a target of 0.75%, so this metric also resulted in payouts in excess of target levels for participants.

•

Our improved financial performance yielded corresponding increases in payouts of annual and long-term incentive compensation in 2014. The linkage between our financial performance and the resulting payouts for our named executive officers under our annual and long-term incentive programs is described more fully under the caption “2014 Named Executive Officers Compensation” beginning on page 24 within the Compensation Discussion and Analysis portion of this proxy.

The foregoing financial presentation includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analysis. A reconciliation of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on pages 21-25 of our Annual Report on Form 10-K as filed with the Commission on February 27, 2015.

Significant 2014 Compensation Actions

During 2014, we evaluated all of our compensation programs, policies and payouts and concluded that our overall compensation structure is aligning well with our pay-for-performance focus and is promoting long-term shareholder value. We undertook the following significant actions in this regard:

Annual Incentive Compensation

•

We reviewed the structure of the Annual Incentive Plan we first implemented in 2011 for certain of our named executive officers to confirm that it continued to provide a market aligned annual incentive compensation opportunity. As described more fully below under “2014 Named Executive Officers Compensation – Annual Incentive Plan” beginning on page 24, the Annual Incentive Plan is designed to promote our short-term financial performance by focusing participating executive officers on the financial drivers of our business plan for the current year. For 2014, we determined to add a third objective metric, annualized return on average assets, with a weighting of 30%, in addition to earnings per share at 30% weighting, and efficiency ratio at 20% weighting. We also retained a subjective factor with 20% weighting for each named executive officer, based on an evaluation scorecard assessing individual performance.

•

The Compensation Committee continued to include a circuit breaker in the 2014 Annual Incentive Plan based on our “Texas ratio” for the year. The Texas ratio is determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeds 20% for the year, no bonuses are payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2014 was 7.11%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker in our annual bonus program helps maintain minimum levels of safety and soundness of our financial institution in the context of providing appropriate near-term incentives for achieving superior financial performance objectives.

Long-term Incentive Compensation

•

During 2014 we again issued cash-based long-term incentive compensation awards to our named executive officers under the Long-Term Incentive Compensation Plan first adopted in 2011, with performance-based vesting of such awards depending on our total shareholder return (“TSR”) compared to a group of peer companies over a three-year period ending on December 31, 2016, and with 30% weighting of each executive officer’s total long-term incentive compensation opportunity.

•

During 2014 we granted equity-based long-term incentive compensation awards under our 2012 Equity Incentive Plan performance awards to help achieve our long-term performance, recruiting, retention and incentive goals, with performance-based vesting depending on our average return on equity (“ROE”) compared to a group of peer companies over a three-year period ending on December 31, 2016, and with 70% weighting of each executive officer’s total long-term incentive compensation opportunity.

•	We again did not grant any service- or time-based long-term compensation awards to our named executive officers to maintain our practice of granting only performance-based long-term incentives.

•	The three-year performance period for cash-based long-term incentive compensation awards issued under our Long-Term Incentive Compensation Plan in 2012 resulting in the following percentage payouts:

Fiscal 2014 Long-Term Incentive Compensation Plan Vesting Summary

Performance Metrics		2012-2014 Percentile Performance		Percentage Payout
	Weight	Target	Actual
Relative TSR [1]	30%	50th	50.0th	100.0%
Relative ROE [2]	70%	50th	34.4th	68.8%

[1]	Expressed as a percentile compared to the total shareholder return of a group of peer companies during the three-year performance period ending in 2014.
[2]	Expressed as a percentile compared to the average return on average equity of a group of peer companies during the three-year performance period ending in 2014.

Overall Governance of Compensation Programs

•

The Compensation Committee has continued to steadily move toward more objectively structured, market-based approach to our executive compensation programs to align our incentive compensation payments with our financial performance, working closely with management and the Committee’s independent executive compensation consultant.

Compensation Committee’s Philosophy on Executive Compensation

Farmers’ goal is to hire and retain an executive management team which we believe will promote both short-term and long-term institutional success. We seek to achieve this goal by providing a fair, competitive compensation package that includes performance-based, at-risk pay components aligned with strategic and financial performance objectives in order to drive our annual and long-term performance, which ultimately should align with long-term shareholder value. We also seek to implement a compensation program that appropriately balances risk and financial results so that our compensation programs maintain our overall safety and soundness.

The principal elements of each named executive officers’ compensation currently consist of base salary, annual cash incentive compensation and long-term incentive compensation. Like other employees, the named executive officers also receive matching contributions to their 401(k) retirement plan accounts. At our 2012 Annual Meeting, shareholders adopted and approved the Equity Incentive Plan, which allows the Compensation Committee to use equity-based awards as our additional long-term incentive compensation component on a going-forward basis.

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee oversees the compensation of our named executive officers and establishes our executive compensation philosophy, policy, elements and strategy and reviews proposed executive compensation plans and arrangements, including employment and severance arrangements with our executives. In addition, the Compensation Committee evaluates the performance of our executive officers in order to determine appropriate compensation adjustments as well as future compensation decisions. The Compensation Committee also reviews overall corporate policy regarding compensation and benefit programs that are generally available to all employees and may make recommendations concerning those programs.

Although the Compensation Committee has authority to approve individual compensation arrangements, for example employment contracts and individual incentive award goals, as well as authority to engage legal advisors and compensation consultants for advice about compensation issues, the Compensation Committee does not act entirely autonomously in considering and implementation our compensation plans. For example, the Compensation Committee recommends the terms of our annual incentive compensation program subject to final approval of the full Board of Directors. At the Compensation Committee’s request, management may provide financial, tax, accounting, or operational information relevant to Compensation Committee deliberations.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee has engaged Pay Governance, LLC (“Pay Governance”) as its outside independent compensation consultant since 2011. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviews, analyzes and provides advice regarding our executive compensation and director compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and to “best practices,” and also provides information and advice on competitive compensation practices and trends, along with specific views on our compensation programs. In its role as our independent compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with its opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2014, Pay Governance reported directly to the Compensation Committee and the Committee retains the sole authority to retain or terminate Pay Governance.

Compensation Consultant Independence

The Compensation Committee has the responsibility to consider certain independence factors before selecting compensation consultants and other compensation advisers. In connection with the foregoing, the Compensation Committee reviewed, considered and discussed the relevant factors established by NASDAQ to determine such independence, both through surveying Pay Governance and by soliciting input from members of the Compensation Committee through our annual director and officer questionnaires. Based on its review, consideration and discussion, the Compensation Committee determined that the work performed and to be performed by Pay Governance as the Committee’s compensation consultant has not raised and does not raise any conflict of interest, and also determined that Pay Governance qualifies as independent for purposes of the Exchange Act and revised NASDAQ Corporate Governance Requirements.

Say-on-Pay Consideration

At the Company’s 2014 Annual Meeting of Shareholders, our shareholders approved the executive compensation as disclosed in the proxy statement for that Annual Meeting, with more than 90% of the Common Shares represented by those shareholders present in person or represented by proxy at the 2014 Annual Meeting voting for approval. The Compensation Committee evaluated the results of this strongly supportive advisory vote, together with the other factors and data discussed in this Compensation Discussion and Analysis, in determining executive compensation policies, making executive compensation decisions, and continuing implementation of its compensation philosophy and objectives.

Peer Group Evaluation and Executive Compensation Benchmarks

The Compensation Committee has generally evaluated compensation practices at similarly situated financial institutions to help determine the levels of compensation for financial services executives in our geographic market. In addition, the Compensation Committee does not have a practice of adhering to a strict formula in order to determine executive officer compensation packages rather has relied on a variety of factors including experience, responsibility, individual performance and our overall financial performance. However, given the competitive nature of the financial services industry in general, and the fact that we compete in a primary market with regional and national banking organizations that are significantly larger and that can provide more attractive compensation packages to top executive talent, the Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

2014 Peer Group

During the course of fiscal 2011, the Compensation Committee, with the assistance of Pay Governance, undertook a detailed review of its prior market evaluation strategies and determined to establish a peer group of similarly situated financial institutions for purposes of determining competitive market positioning for the Committee’s executive compensation determinations. In this regard, the Compensation Committee used several factors to identify, evaluate and select potential peers, including, but not limited to: (i) factors of size (e.g., revenues, assets, employees and market capitalization); (ii) factors of profitability and growth (e.g., revenue and operating income); and (iii) geographic location.

Based upon this analysis, for fiscal 2014, the Compensation Committee continued its selection of the following peer group of 22 companies (the “2014 Peer Group”) to evaluate the competitiveness of our pay structures and levels, noting that several companies formerly included in the Company’s compensation peer group are no longer included due to acquisition:

• AmeriServ Financial, Inc.	• Mercantile Bank Corp.
• Canandaigua National Corp.	• Middlefield Banc Corp.
• Chemung Financial Corp.	• National Bank of Indianapolis Corp.
• CNB Financial Corp.	• Ohio Valley Banc Corp.
• Cortland Bancorp Inc.	• Peoples Bancorp Inc.
• Evans Bancorp Inc.	• Premier Financial Bancorp Inc.
• First Citizens Banc Corp.	• SB Financial Group, Inc.
• First Farmers Bank and Trust, Inc.	• STAR Financial Group, Inc.
• Independent Alliance Banks, Inc.	• Summit Financial Group Inc.
• LCNB Corp.	• The Citizens National Bank of Blufton
• LNB Bancorp Inc.	• United Community Financial Corp.

2014 Named Executive Officers Compensation

Base Salary

Base salaries are intended to reward the named executive officers based upon their roles with us and for their performance in those roles. For each named executive officer, their base salaries are reviewed annually subject to adjustments based upon our financial performance, the individual performance of the particular executive, and our overall compensation philosophy. For all executive officers who directly report to the Chief Executive Officer, Mr. Helmick evaluated each executive officer to determine whether a base salary increase or decrease was considered to be merited based upon individual performance, and presented his base salary adjustment recommendation to the Compensation Committee. As part of his evaluation process, Mr. Helmick evaluated each of our named executive officers on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. With regard to Mr. Helmick, during 2014 the Compensation Committee undertook a separate evaluation to determine whether a base salary adjustment was appropriate. In undertaking its evaluation, the Compensation Committee evaluated Mr. Helmick based upon the individual performance factors described above, as well as Farmers’ overall financial and strategic performance.

As a result of the evaluations described above, the following merit-based base salary adjustments were made in 2014: (i) Mr. Helmick initially received a base salary increase of approximately 10.0%; (ii) Mr. Culp received a base salary increase of approximately 4.3%; (iii) Mr. Graham received a base salary increase of approximately 4.8%; (iv) Mr. Gerzina received a base salary increase of approximately 2.2%; and (v) Mr. Jackson received a base salary increase of approximately 2.5%.

Annual Incentive Plan

The Compensation Committee believes that performance-based annual cash incentives are an effective way to compensate executives for working together as a team to achieve short-term specific financial goals which the Compensation Committee and management have established as near-term drivers of our long-term success, as well as certain individualized goals specific to an executive’s role and duties. The following is a discussion of the annual cash incentive program implemented by the Compensation Committee during 2014.

In 2011, the Compensation Committee adopted our Annual Incentive Plan under which certain of our executive officers and non-executive employees became eligible to receive annual cash incentive payments based upon achievement of certain corporate and individual performance goals. As adopted, the Annual Incentive Plan is intended to foster superior financial results by providing equitable corporate-wide incentives that reward individual and team effort to achieve specified performance objectives to be determined and applied each fiscal year. Our full-time and part-time, regular, non-commissioned-based associates and executives, as well as those of our subsidiaries, are generally eligible to participate in the Annual Incentive Plan, with individual participation determination made by the Compensation Committee.

In 2014, the Compensation Committee established the target bonus awards (expressed as a percentage of base salary) under the Annual Incentive Plan for each eligible named executive officer. The following table sets forth the total target bonus opportunities for each participating named executive officer (expressed as a percentage of their base salaries):

Named Executive Officer	Target Annual Incentive Plan Opportunity (as a % of base salary)
Kevin J. Helmick	35%
Carl D. Culp	35%
Mark L. Graham	35%
Joseph A. Gerzina	35%
Brian E. Jackson	30%

Payments under the Annual Incentive Plan are contingent primarily upon the achievement of pre-established performance goals relating to objective financial metrics established for each participating named executive officer by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan. The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining 80% of the objective metric targets, a target payout of 100% upon attainment of 100% of the objective metric targets, and a maximum payout of 150% of target opportunity. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2014, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of the three core corporate financial measures of earnings per share, efficiency ratio, and return on average assets. Those were the sole objective performance criteria allocated to Messrs. Helmick and Culp. The named executive officers other than Messrs. Helmick and Culp had significant additional objective metrics based on their specific areas of responsibility and oversight. The following tables set forth the applicable objective performance metrics, weightings, targets and percentage payouts for each of the named executive officers under the Annual Incentive Plan in 2014:

Kevin J. Helmick and Carl D. Culp

Performance Metrics	Weight[1]	Target	Actual	Payout %
Earnings Per Share	30%	$.45	$.48	150%
Efficiency Ratio	20%	68.00%	70.24%	67%
Return on Average Assets	30%	0.75%	0.79%	140%

[1]	Expressed as a percentage of total objective-based bonus opportunity.

Mark L. Graham

Performance Metrics	Weight[1]	Target	Actual	Payout %
Earnings Per Share	20%	$.45	$.48	150%
Efficiency Ratio	15%	68.00%	70.24%	67%
Return on Average Assets	10%	0.75%	0.79%	140%
Classified Loans Ratio[2]	25%	35.00%	17.27%	150%
Budget Management	20%	100%	95.88%	100%

[1]	Expressed as a percentage of total objective-based bonus opportunity.
[2]	Farmers Bank’s classified loans as a percentage of Tier 1 Capital plus the allowance for loan losses.

Joseph A. Gerzina

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	20%	$.45	$.48	150%
Efficiency Ratio	15%	68.00%	70.24%	67%
Return on Average Assets	10%	0.75%	0.79%	140%
Market Net Profitability[1]	20%	$533,463	$589,759	$12,238
Expanded Market Loan Growth[2]	20%	100.00%	103.94%	$6,904

[1]	Net profitability determined by the net income of the Farmers Bank office operating in Stark County, Ohio.
[2]	Determined by loan growth in Market including indirect, mortgage, commercial and private client loans.

Brian E. Jackson

Performance Metrics	Weight	Target	Actual	Payout
Earnings Per Share	20%	$.45	$.48	150%
Efficiency Ratio	15%	68.00%	70.24%	67%
Return on Average Assets	10%	0.75%	0.79%	140%
IT Budget Management	15%	100%	104.0%	50%
Project Management	10%	90.0%	100.0%	100%
IT Exam and Internal Audit Rating	20%	N/A	Attained	150%

As noted above, in addition to the objective performance metrics, the Compensation Committee established a subjective metric for each of the named executive officers weighted between 10% and 20% of the total bonus opportunity for each executive officer. Payouts under this subjective metric were based on evaluations of overall job performance during 2014 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and provided the basis of his recommendations to the Compensation Committee for the subjective portion of the executive’s bonus for 2014. For Mr. Helmick, each member of the Board of Directors completed a scorecard which were reviewed by the Compensation Committee in reaching a determination with respect to the subjective element of Mr. Helmick’s 2014 annual bonus. Based upon such reviews and recommendations, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp – 100% of the possible 20% weighting; (iii) Mr. Graham –100% of the possible 10% weighting; (iv) Mr. Gerzina –100% of the possible 15% weighting; and (v) Mr. Jackson – 0.0% of the possible 10% weighting.

Finally, the Compensation Committee determined to include a circuit breaker in the 2014 Annual Incentive Plan based on our “Texas ratio” for the year. The Texas ratio is determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeded 20% for the year, no bonuses would be payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2014 was 7.11%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker in our annual bonus program helps maintain minimum levels of safety and soundness of our institution in the context of providing appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2014 performance under the Annual Incentive Plan:

Named Executive Officer	Total Amount Earned under Annual Incentive Plan for 2014	Payout as a Percentage of Target Opportunity for 2014
Kevin J. Helmick	$115,885	120.40%
Carl D. Culp	$76,800	120.40%
Mark L. Graham	$66,518	121.55%
Joseph A. Gerzina	$57,572	127.80%
Brian E. Jackson	$39,943	101.55%

Long-Term Incentive Compensation Plans

In conjunction with the initial adoption of the Annual Incentive Plan in 2011, the Board of Directors approved a long-term cash incentive compensation plan (the “LTI Cash Program”) under which our executive officers and certain other employees are eligible to receive awards for possible long-term cash incentive payments based on the achievement of prescribed corporate and/or individual performance metrics. The purpose of the LTI Cash Program was to foster and promote Farmer’s long-term financial success and value by motivating performance through long-term incentive compensation, pending review and approval by the Compensation Committee. The LTI Cash Program was also intended to attract and retain the services of talented individuals and motivate participants to achieve performance objectives that promote sound and financially healthy growth. The LTI Cash Program became effective upon its approval by the Board of Directors and may continue until terminated by the Board.

In 2012 the Compensation Committee established the target awards (expressed as a percentage of a participant’s prior three-year average total compensation) under the LTI Cash Program for each eligible named executive officer, and established that each executive’s total bonus opportunity would be based upon the achievement of two performance metrics for the three-year period commencing in the year of the grant (the “Performance Period”) at “target,” “threshold” or “maximum” performance levels. For performance falling below the “threshold” level, no award payment was to be made. The following table sets forth the target bonus opportunities for each participating named executive officer at the time of grant:

Name	Target 2012 LTI Program Award %
Kevin J. Helmick	40%[1]
Carl D. Culp	45%
Mark L. Graham	40%
Joseph A. Gerzina	25%
Brian E. Jackson	25%

[1]

In 2012, Mr. Helmick was serving in the role of Executive Vice President – Retail and Wealth Management; his target percentage for settlement purposes pro-rated to reflect his appointment as Chief Executive Officer as of November 7, 2013 was 48.33%.

The corporate performance metrics and weightings established by the Compensation Committee for the LTI Cash Program in 2012 were: (i) relative TSR, at a weighting of 30%; and (ii) relative ROE, at a weighting of 70%, each expressed as a percentile compared to the total shareholder return of the peer group established in 2012 during the Performance Period. The following table indicated intended payouts percentages at threshold, target and maximum levels (for performance falling within each of the percentile ranges, payouts were to be paid on an interpolated basis):

Vesting Levels	Relative Performance of TSR and ROE to Peer Group Companies	Vesting Percent for TSR and ROE Levels
Below threshold	< Peer 25th Percentile	0%
Target	= Peer 50th Percentile	100%
Maximum	> Peer 75th Percentile	200%

The results of our relative TSR and relative ROE for the 2012-2014 Performance Period resulted in the following percentage payouts in 2014 for the LTI Cash Program awards granted in 2012:

Performance Metric	Target		Actual		Payout %
Relative TSR	50	th	50	th	100.0%
Relative ROE	50	th	34	th	68.80%

In 2014, the Board of Directors, upon the approval and recommendation of the Compensation Committee, established the target long-term incentive compensation opportunities for each eligible named executive officer under the LTI Cash Program and the Equity Incentive Plan, expressed as a percentage of three-year average total compensation, as follows:

Name	Target 2014 LTI Program Award %
Kevin J. Helmick	60%
Carl D. Culp	45%
Mark L. Graham	40%
Joseph A. Gerzina	25%
Brian E. Jackson	25%

In conjunction with establishing the target long-term incentive opportunity for our executive officers, the Compensation Committee, determined to continue to use the following corporate performance metrics and weightings for the long-term incentive awards in 2014: (i) relative TSR at a weighting of 30%; and (ii) relative

ROE at a weighting of 70%, each measured over a three-year Performance Period. The Committee determined to continue to issue the relative TSR long-term incentive awards under the LTI Cash Program, but determined to issue the relative ROE long-term incentive awards under the Equity Incentive Plan as equity-based awards. This represented a shift from the all-cash opportunity long-term performance awards previously utilized in order to further encourage stock ownership by our named executive officers and to further align those executives’ interests with our stockholders’ interests.

For purposes of determining vesting for each of the long-term incentive grants, our TSR performance and average ROE performance during the 2014-2016 Performance Period will be compared to the TSR performance and average ROE performance for companies in our 2014 Peer Group. The following table indicates our intended payouts at the threshold, intermediate, target and maximum levels for our long-term incentive awards under both the LTI Cash Program and the Equity Plan. As was the case in 2013, the relative performance required for payouts at the target and maximum levels each were increased to encourage attainment of overall stronger performance levels, as noted below:

Vesting Levels	Relative Performance of TSR and ROE to Peer Group Companies	Vesting Percent for TSR and ROE Levels
Below threshold	< Peer 25th Percentile	0%
Intermediate	= Peer 50th Percentile	50%
Target	= Peer 59th Percentile	100%
Maximum	> Peer 85th Percentile	250%

For performance falling within each of the percentile ranges, payouts will be paid on an interpolated basis. The threshold, target and maximum award payouts that may be received by each of our named executive officers upon completion of the 2014-2016 Performance Period with regard to long-term incentive awards granted in 2014 under the LTI Cash Program and the Equity Incentive Plan is described in detail in the Grants of Plan-Based Awards table located on page 34 of this proxy statement.

Clawback Policy

Farmers has adopted a clawback policy as part of its Incentive Compensation Guidelines. Pursuant to that policy, if the Company is required to restate all or a significant portion of its financial statements, the Board is empowered, in its discretion, to require reimbursement of all or any portion of bonuses paid or incentive compensation awarded to any participant in an incentive compensation program, and/or effect the cancellation of all or any portion of unpaid awards which may be paid to such participants if: (a) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, and (b) the amount of the bonus or incentive compensation that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. The Company acknowledges under this policy that it is not intended to add any forfeiture obligations or financial responsibilities to the Chief Executive Officer or Chief Financial Officer which are in addition to, or duplicative of, those obligations arising under Section 304 of the Sarbanes-Oxley Act of 2002.

Furthermore, if a participant in any incentive compensation program engages in misconduct related to such program, regardless of whether any restatement of financial statements is required as a result thereof, the Board shall take such actions as it considers appropriate to address the misconduct. Such actions may include cancellation of any unpaid portion of incentive compensation awarded to such participant, reimbursement of any incentive compensation paid to such participant, and other disciplinary actions.

401(k) Contributions

In May 1996, we adopted a 401(k) Profit Sharing Retirement Savings Plan (the “401(k) Plan”). All of our employees who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in the 401(k) Plan. Under the terms of the 401(k) Plan, employees may voluntarily defer a portion of their annual compensation, subject to applicable federal restrictions and deferral limitations, and Farmers Bank matches a percentage of each participant’s voluntary contributions, up to 6% of gross wages. In addition, at the discretion of the Board of Directors, Farmers Bank may make an additional profit sharing contribution to the 401(k) Plan. During 2014, Farmers Bank provided 401(k) Plan matching contributions of 50% for each of the named executive officers (subject to a maximum of 3% of gross wages), but no additional profit sharing contributions were made.

Perquisites and Other Compensation

Executive officers also participate in broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs. Except for country club memberships provided by Farmers Bank to the named executive officers for customer relationship development purposes, executive officers did not receive any perquisites or personal benefits in 2014 that are not available to all employees.

Employment Agreements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control.

On November 7, 2013, Farmers adopted an Executive Separation Policy, which currently applies to Messrs. Helmick, Culp, Graham, Gerzina, and Jackson. In addition, Farmers entered into change in control agreements with each of Messrs. Helmick, Culp, Graham, Gerzina, and Jackson, effective as of November 7, 2013 (“Change in Control Agreements”). Contemporaneously with the implementation of the new Executive Separation Policy and Change in Control Agreements, the Company terminated the previous employment agreements with Messrs. Helmick, Culp, and Graham. The material provisions of the Executive Separation Policy and the Change in Control Agreements are discussed under the caption “Employment Agreements—Executive Separation Policy” beginning on page 38 of this proxy statement. In connection with the execution of the Change in Control Agreements, each executive officer that had an employment agreement with Farmers terminated his existing employment agreement. As a result, Farmers has no employment agreements with any of its executive officers.

Overall, the Compensation Committee believes that the implementation of the Executive Separation Policy and Change in Control Agreements is appropriate to help ensure that Farmers will have the continued dedication, undivided loyalty and objective advice from its key executives, even in the event of a potential transaction which could result in a change-in-control of Farmers. The Separation Policy offers certain protections in the event of certain terminations of employment, while the Change in Control Agreements provide certain protections in the event of a change-in-control event, but only if the executive’s employment is terminated as a result of (or within a specified period after) a change-in-control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive compensation benefits merely as a result of a change-in-control; rather, it believes that our Change in Control Agreements provide our executive officers with adequate protection to help ensure that change-in-control offers will be evaluated by our executive officers in the best interests of Farmers and our shareholders without regard to concerns that a transaction could eliminate his or her job without appropriate dispensation. The Compensation Committee recognizes that these agreements may also tend to discourage a takeover attempt as a change-in-control could trigger increased compensation expense as part of the transaction.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year, but performance-based compensation such as stock-option compensation and performance-based cash bonuses may be exempt from the $1.0 million limit if awarded under a stockholder-approved plan and certain other conditions are satisfied. We expect that all of the compensation paid in 2014 and 2015 to our named executive officers is and will be deductible. The Board of Directors and the Compensation Committee could, however, award non-deductible compensation as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued under Section 162(m), there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Stock Ownership Guidelines

As part of the Company’s Corporate Governance Guidelines, it has adopted stock ownership guidelines for our directors and executive officers. These guidelines require that, within five years from the date a person first becomes a non-executive director, or within either eight years of March 15, 2016 or 11 years from the date an executive officer is first included as a participant in our Equity Incentive Plan (unless, due to specific facts and circumstances, a different period of time is determined to be appropriate by the Corporate Governance and Nominating Committee), the following amounts of Common Shares be owned by that person:

Position	Minimum Ownership Requirement
Non-executive Director	4.0 x Annual Retainer Fee
Chief Executive Officer/President	2.0 x Annual Base Salary
Chief Financial Officer	1.25 x Annual Base Salary
Other Executive Officers	1.0 x Annual Base Salary

Individuals subject to these guidelines are expected to satisfy certain milestones during the attainment periods to evidence that the individual is making appropriate progress toward achieving their respective ownership amount. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers and directors as required to be reported in a proxy statement.

In addition to these requirements, our executive officers and directors are prohibited under our insider trading policy and procedures from pledging our Common Shares, purchasing our Common Shares on margin, engaging in short sales, or engaging in any hedging transactions.

Director Compensation

The Compensation Committee is also responsible for determining compensation for our non-employee directors. Generally, the Compensation Committee structures director compensation in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise, considering the size, nature and location of Farmers as a bank holding company competing in our markets. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the overall goal of the Compensation Committee to position Director compensation at a median market level. During 2012, upon consultation and review with Pay Governance, the Compensation Committee determined to eliminate director meeting fees in favor of an annual retainer structure for non- employee directors. For 2014, the Compensation Committee approved continuing a general annual director retainer fee of $35,000 and the following retainers for directors with additional duties: (i) $15,000 for the independent Board Chair, and (ii) $5,000 for committee chairs. Director compensation amounts for 2014 are reflected in the Director Compensation table located on page 40 of this proxy statement.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of our policies, procedures and practices related to its various compensation programs as part of its duties. This is designed to monitor our compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities. In addition, the Risk Management Committee works with the Compensation Committee in order to monitor our compensation policies, procedures and practices, as part of its duties to monitor enterprise-wide risk.

The Compensation and Risk Management Committees believe that our current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably likely lead to a material adverse effect. It is the opinion of the Compensation and Risk Management Committees that our current compensation programs appropriately balance risk and the desire to focus on our short-term and the long-term goals without encouraging unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee of Farmers or any of our subsidiaries, or was formerly an officer of Farmers or any of our subsidiaries. None of our directors had any business or financial relationship with us requiring disclosure in this proxy statement.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with Farmers’ management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

Compensation Committee:

David Z. Paull, Chair

Lance J. Ciroli

Anne Frederick Crawford

Terry A. Moore

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides summary compensation information for the following named executive officers of Farmers for 2014: (i) Kevin J. Helmick, President and Chief Executive Officer, (ii) Carl D. Culp, Executive Vice President and Chief Financial Officer, (iii) Mark L. Graham, Executive Vice President and Chief Credit Officer, (iv) Joseph A. Gerzina, Senior Vice President and Chief Lending Officer, and (v) Brian E. Jackson, Senior Vice President and Chief Information Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	401(k) Contributions ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin J. Helmick	2014	$268,750		—	$105,000	$200,307	$7,503	$10,325	$591,885
President and Chief Executive Officer	2013	$185,526	(5)	—	—	$74,039	$6,456	$5,303	$271,324
	2012	$178,725	(5)	—	—	$44,262	$5,497	$5,355	$233,839

Carl D. Culp	2014	$180,375		—	$57,409	$150,848	$7,503	$2,656	$398,791
Executive Vice President and Chief Financial Officer	2013	$173,812		—	—	$94,866	$6,018	$2,228	$276,924
	2012	$169,898		—	—	$53,566	$7,083	$1,860	$232,407

Mark L. Graham	2014	$154,569		—	$43,780	$125,538	$7,503	$9,730	$341,120
Executive Vice President and Chief Credit Officer	2013	$148,488		—	—	$103,514	$5,319	$8,385	$265,706
	2012	$144,035		—	—	$57,622	$5,613	$8,010	$215,280

Joseph A. Gerzina	2014	$150,029		—	$36,956	$92,770	$5,739	$9,455	$294,949
Senior Vice President and Chief Lending Officer	2013	$146,947		—	—	$40,249	$2,221	$8,375	$197,792
	2012	$131,929		—	—	$47,143	$4,591	$8,616	$184,039

Brian E. Jackson	2014	$130,300		—	$22,945	$71,280	$4,894	$1,152	$230,571
Senior Vice President and Chief Information Officer	2013	$126,974		—	—	$61,025	$3,809	$478	$192,286
	2012	$124,283		—	—	$37,149	$3,308	$466	$165,206

(1)

Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted during 2014 under our Equity Incentive Plan. The amounts reported for performance-based equity awards granted during 2014 were determined using the target vesting levels assuming our average ROE performance equals the 59th percentile of the average of a group of peer companies over a three-year period ending on December 31, 2016. Other assumptions used in the calculation of these amounts are also included in Note 11 “Stock Based Compensation” to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. All performance-based equity awards are subject to vesting as described under “2014 Named Executive Officer Compensation – Long-Term Incentive Plans” beginning on page 27 and as further reflected in the Grants of Plan-Based Awards table located on page 34.

(2)	The non-equity incentive plan compensation required to be disclosed in this column includes (i) amounts earned under our Annual Incentive Plan as a result of achieving the goals specified for the designated year; and (ii) the following amounts earned in 2014 and 2013, respectively, with respect to awards granted in 2012 and 2011, respectively, under our LTI Cash Program – Mr. Helmick, $84,422 and $65,371; Mr. Culp, $74,048 and $82,634; Mr. Graham, $59,020 and $58,395; and Mr. Jackson, $31,337 and $32,830.
(3)	See page 29 of the “Compensation Discussion and Analysis” for additional information regarding the Company’s 401(k) Plan and matching contributions.
(4)	For each executive, amounts consist of the cost of group term life insurance and country club dues.
(5)	In 2012 and in 2013 until Mr. Helmick’s appointment as President and Chief Executive Officer, Mr. Helmick’s annual salary included a base salary, a monthly commission based on production generated from the Farmers National Investments division of Farmers Bank, and a quarterly incentive based on production generated from Farmers Trust Company, a Farmers subsidiary. In 2013, Mr. Helmick received a commission of $23,542 based on the results of Farmers National Investments, and an incentive payment of $7,185 based on referrals to Farmers Trust Company. Upon his new appointment, Mr. Helmick ceased to benefit from future production commissions or referral incentives, although he will continue to receive certain incentive payments for prior referrals. In 2012, Mr. Helmick received commissions and incentive payments totaling $41,467 under these programs.

Grants of Plan Based Awards

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Kevin J. Helmick	02/25/2014	(1)	02/18/2014	$77,000	$96,250	$144,375	—	—	—	—	—
	02/25/2014	(2)	02/18/2014	$22,500	$45,000	$67,500	—	—	—	—	—
	02/25/2014	(3)	02/18/2014	—	—	—	7,104	14,208	35,520	—	$105,000

Carl D. Culp	02/25/2014	(1)	02/18/2014	$51,030	$63,788	$95,682	—	—	—	—	—
	02/25/2014	(2)	02/18/2014	$12,302	$24,604	$36,906	—	—	—	—	—
	02/25/2014	(3)	02/18/2014	—	—	—	3,884	7,768	19,420	—	$57,409

Mark L. Graham	02/25/2014	(1)	02/18/2014	$43,780	$54,725	$82,088	—	—	—	—	—
	02/25/2014	(2)	02/18/2014	$9,381	$18,762	$28,143	—	—	—	—	—
	02/25/2014	(3)	02/18/2014	—	—	—				—	$43,780
							2,962	5,924	14,810

Joseph A. Gerzina	02/25/2014	(1)	02/18/2014	$42,235	$52,794	$79,191	—	—	—	—	—
	02/25/2014	(2)	02/18/2014	$7,919	$15,838	$23,757	—	—	—	—	—
	02/25/2014	(3)	02/18/2014	—	—	—	2,504	5,008	12,520	—	$36,956

Brian E. Jackson	02/25/2014	(1)	02/18/2014	$31,466	$39,333	$59,000	—	—	—	—	—
	02/25/2014	(2)	02/18/2014	$4,917	$9,833	$14,750	—	—	—	—	—
	02/25/2014	(3)	02/18/2014	—	—	—	1,522	3,104	7,762	—	$22,945

(1)	Potential bonus payments under the Annual Incentive Plan with respect to 2014 performance. Further discussion of the Annual Incentive Plan and the potential payouts to participants in that plan is contained under “2014 Named Executive Officers Compensation—Annual Incentive Plan” beginning on page 24 of this proxy statement.
(2)	Performance-based cash awards under the LTI Cash Program with payouts determined by our TSR performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2016, at a 30% weighting of each executive officer’s total long-term incentive compensation opportunity. Further discussion of the LTI Cash Program and the potential award payouts to participants in that plan is contained under “2014 Named Executive Officers Compensation—Long-Term Cash Incentive Compensation Plans” beginning on page 27 of this proxy statement.
(3)	Performance-based equity awards under the Equity Incentive Plan with vesting determined by our ROE performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2016, at a 70% weighting of each executive officer’s total long-term incentive compensation opportunity. The grant date fair value of these performance shares was computed using the target level award in column (g) and a grant date fair value on the date of grant of $7.39. Further discussion of the Equity Incentive Plan and the terms and conditions of vesting of performance-based awards issued to participants in that plan is contained under “2014 Named Executive Officers Compensation – Long-Term Cash Incentive Compensation Plans” beginning on page 27 of this proxy statement.

2014 Named Executive Officer Compensation Components

The primary elements of each executive officer’s total compensation reported in the Summary Compensation Table are the executive officer’s base salary, annual incentive bonus, and long-term incentive compensation. Each executive officer also received certain other benefits as listed in the “All Other Compensation” column.

Base Salary

In 2014, the Compensation Committee continued to implement its base salary positioning philosophy of seeking to establish executive officer base salaries at or near the 50th percentile of our peer banks. Base salary increases to our named executive officers in fiscal 2014 were consistent generally with baseline increases approved for all employees, except where further adjustments were warranted based on outstanding or poor personal performance or peer market median alignment. Each named executive officer’s base salary is reviewed annually and is subject to adjustments based upon our financial performance, individual performance, and our overall compensation philosophy. For all executive officers who directly report to the Chief Executive Officer, Mr. Helmick evaluated each executive officer to determine whether a base salary increase or decrease was considered to be merited based upon individual performance, and presented his base salary adjustment recommendation to the Compensation Committee. As part of his evaluation process, Mr. Helmick evaluated each of our named executive officers on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. With regard to Mr. Helmick, during 2014 the Compensation Committee undertook a separate evaluation to determine whether a base salary adjustment was appropriate. In undertaking its evaluation, the Compensation Committee evaluated Mr. Helmick based upon the individual performance factors described above, as well as Farmers’ overall financial and strategic performance.

As a result of the evaluations described above, the following merit-based base salary adjustments were made in 2014: (i) Mr. Helmick initially received a base salary increase of approximately 10.0%; (ii) Mr. Culp received a base salary increase of approximately 4.3%; (iii) Mr. Graham received a base salary increase of approximately 4.8%; (iv) Mr. Gerzina received a base salary increase of approximately 2.2%; and (v) Mr. Jackson received a base salary increase of approximately 2.5%.

Annual Incentive Plan

The Compensation Committee adopted our Annual Incentive Plan in 2011 to provide certain of our executive officers and non-executive employees the opportunity to receive annual cash incentive payments based upon achievement of certain corporate and individual performance goals. As adopted, the Annual Incentive Plan is intended to foster superior financial results by providing corporate-wide incentives that reward individual and team effort to achieve specified performance objectives determined for each fiscal year. The 2014 target bonus award opportunities (expressed as a percentage of base salary) under the Annual Incentive Plan for each named executive officer Fiscal 2014 bonus targets for each named executive officer are disclosed on page 25 of this proxy statement under “2014 Named Executive Officers Compensation – Annual Incentive Plan.”

Payments under the Annual Incentive Plan are contingent primarily upon the achievement of pre-established performance goals during a fiscal year relating to objective financial metrics established by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan. The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining 80% of the objective metric targets, a target payout of 100% upon attainment of 100% of the objective metric targets, and a maximum payout of 150% of target opportunity. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2014, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of the following three core corporate financial measures: earnings per share, efficiency ratio, and return on average assets. Those were the sole objective performance criteria allocated to Messrs. Helmick and Culp. The named executive officers other than Messrs. Helmick and Culp had additional objective metrics based on their specific areas of responsibility and oversight. The applicable objective performance metrics, weightings, targets and percentage payouts based on actual performance for each of the named executive officers under the Annual Incentive Plan in 2014 in the tables set forth on pages 25-26 of this proxy statement under “2014 Named Executive Officers Compensation – Annual Incentive Plan.”

In addition to the objective performance metrics, the Compensation Committee also established in 2014 a subjective metric for each of the named executive officers weighted between 10% and 20% of the total bonus opportunity for each executive officer. Payouts under this subjective metric were based on evaluations overall job performance during 2014 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and provided the basis of his recommendations to the Compensation Committee for the subjective portion of the executive’s bonus for 2014. For Mr. Helmick, each member of the Board of Directors completed a scorecard which were reviewed by the Compensation Committee in reaching a determination with respect to the subjective element of Mr. Helmick’s 2014 annual bonus. Based upon such reviews, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity for 2014: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp—100% of the possible 20% weighting; (iii) Mr. Graham—100% of the possible 10% weighting; (iv) Mr. Gerzina—100% of the possible 15% weighting; and (v) Mr. Jackson—0.0% of the possible 10% weighting.

Finally, the Compensation Committee included a circuit breaker in the 2014 Annual Incentive Plan based on our “Texas ratio” for the year, determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeded 20% for the year, no bonuses would have been payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2014 was 7.11%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker as part of our annual bonus program helps maintain minimum levels of safety and soundness of our institution while seeking to provide appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2014 performance under the Annual Incentive Plan:

Named Executive Officer	Total Amount Earned under Annual Incentive Plan for 2014	Payout as a Percentage of Target Opportunity for 2014
Kevin J. Helmick	$115,885	120.40%
Carl D. Culp	$76,800	120.40%
Mark L. Graham	$66,518	121.55%
Joseph A. Gerzina	$57,572	127.80%
Brian E. Jackson	$39,943	101.55%

Long-Term Incentive Compensation

In 2014, the Compensation Committee approved the issuance of performance-based long-term incentive awards to our named executive officers under both our LTI Cash Program and our Equity Incentive Plan, the amounts of which are set forth in the Grants of Plan-Based Awards table located on page 34 of this proxy statement. For a detailed discussion of the vesting criteria and other terms and conditions for such awards, see pages 27-29 of this proxy statement under “2014 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans.”

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Kevin J. Helmick	—	—	—	—	—	—	—	35,520	$296,592
Carl D. Culp	—	—	—	—	—	—	—	19,420	$162,157
Mark L. Graham	—	—	—	—	—	—	—	14,810	$123,664
Joseph A. Gerzina	—	—	—	—	—	—	—	12,520	$104,542
Brian E. Jackson	—	—	—	—	—	—	—	7,762	$64,813

(1)	Performance-based awards granted during fiscal 2014 under our Equity Incentive Plan that will vest, if at all, on February 28, 2017, based upon the performance of our ROE relative to the average of a peer group of similar companies during a three-year performance period ending December 31, 2016, as described in greater detail under “2014 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 27 of this proxy statement. Awards presented based upon achievement of maximum performance and maximum number of shares issuable with respect to vesting thereof.
(2)	Market value computed using $8.35, the closing price of our Common Shares on December 31, 2014.

Option Exercises and Stock Vested during Fiscal Year

There were no exercises of options or vesting of equity awards during the 2014 fiscal year with respect to any of the named executive officers.

Employment Agreements; Executive Separation Policy

In connection with the signing of the Change in Control Agreements described below, each of Messrs. Helmick, Culp and Graham terminated their existing employment agreements with Farmers. As a result, Farmers no longer has written employment agreements with any of its executive officers, and their terms of employment will be governed by the Executive Separation Policy and any Change in Control Agreement, the material terms of which are described below.

Change in Control Agreements

In 2013, Farmers entered into Change in Control Agreements with each of its current executive officers, including all of its named executive officers (Messrs. Helmick, Culp, Graham, Gerzina, and Jackson).

In the event that an executive officer’s employment is terminated by Farmers, other than for Cause, or by the executive, for Good Reason, during the six-month period commencing prior to a Change in Control (all as defined in the Change in Control Agreement) or the 12-month period thereafter, then the executive would be eligible to receive the benefits set forth in the Change in Control Agreement. Those benefits include (i) a payment in an amount equal to the executive’s annual base salary multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp and Graham) or one (for all other executive officers including Mr. Gerzina and Mr. Jackson); (ii) a lump sum amount equal to the average of the annual incentive bonus paid to the executive in the three years preceding termination multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp and Graham) or one (for all other executive officers including Mr. Gerzina and Mr. Jackson); (iii) a pro rata incentive bonus of the year of termination (assuming performance had been attained at the “target” level); (iv) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating multiplied by 36 (for Mr. Helmick), 30 (for Messrs. Culp and Graham) or 12 (for all other executive officers including Mr. Gerzina and Mr. Jackson); and (v) a lump sum of $20,000 for outplacement services (for Messrs. Helmick, Culp and Graham).

Each of the Change in Control Agreements provide for a “cut-back” in the event of any excise tax under Section 280G of the Code, such that the benefits payable to the executive would be reduced to $1.00 less than the amount that causes the payments to be treated as parachute payments under Section 280G of the Code; provided, however, that no reduction will occur if, on an after-tax basis in each case and taking into account all federal, state and local taxes (including any excise tax), the executive would receive a greater amount if no reduction had occurred, thus providing the “best net effect” to the executive.

In order to receive the benefits described above, the executive would be required to execute a general release in favor of Farmers and must also (i) comply with covenants prohibiting the solicitation of customers and employees (for a period of 36 months for Mr. Helmick, 24 months for Messrs. Culp and Graham and 12 months for all other executive officers including Mr. Gerzina and Mr. Jackson) (ii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iii) comply with non-disparagement provisions.

Executive Separation Policy

On November 7, 2013, Farmers adopted an Executive Separation Policy, which applies to Farmers’ Chief Executive Officer and President, the Executive Vice President – Chief Financial Officer, the Executive Vice President – Chief Credit Officer, and such other persons as may be designated annually by the Board of Directors (collectively, the “Covered Executives”). As such, each of Messrs. Helmick, Culp, Graham, Gerzina and Jackson is a Covered Executive and a participant in the Executive Separation Policy.

In the event that a Covered Executive’s employment is terminated by Farmers for Cause or by the Covered Executive without Good Reason (each as defined in the Executive Separation Policy), then the Covered Executive would be entitled to receive (i) all earned but unpaid compensation benefits for time worked through the date of termination; and (ii) such other rights and benefits, if any, as may be provide under other plans and programs of Farmers (collectively, the “Accrued Obligations”).

If the Covered Executives employment is terminated by Farmers without Cause or by the Covered Executive with Good Reason, then, in addition to the Accrued Obligations, the Covered Executive would be eligible to receive (i) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp and Graham, or 12-months’ salary for Mr. Gerzina and Mr. Jackson; (ii) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (iii) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp and Graham) or 12 (for Mr. Gerzina and Mr. Jackson); and (iv) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Graham, Gerzina and Jackson) for reasonable outplacement services for up to one year by a firm selected by Farmers.

In order to receive any payments pursuant to the Executive Separation Policy (other than the Accrued Obligations), the Covered Executive would be required to execute a general release in favor of Farmers and must also (i) comply with a non-competition covenant for 12 months; (ii) comply with covenants prohibiting the solicitation of customers and employees for a period of time equal to 24 months (for Messrs. Helmick, Culp and Graham) or 12 months (for Mr. Gerzina and Mr. Jackson); (iii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iv) comply with non-disparagement provisions. Failure to abide by these conditions requires the Covered Executive to return to Farmers, within 10 days after request by Farmers, any amounts Farmers has paid to the Covered Executive under the Executive Separation Policy (other than the Accrued Obligations).

In the event that a Covered Executive is terminated under circumstances that would entitle him or her to payment under a Change in Control Agreement, then the terms of the Change in Control Agreement will be controlling and the Covered Executive would not be entitled to benefits under the Executive Separation Policy.

Potential Payments Upon Termination or Change in Control

The table below sets forth a summary of the potential amounts payable to each named executive officer, under various termination scenarios, including those provided pursuant to the terms of the Executive Separation Policy and Change in Control Agreements described in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION—Employment Agreements; Executive Separation Policy” beginning on page 37 of this proxy statement. The figures in the table assume termination occurring on December 31, 2014.

Severance Benefit at December 31, 2014

Name	Termination Without Good Reason or Termination for Cause(1)	Termination for Good Reason or Termination Without Cause(2)	Voluntary Termination as a Result of a Change in Control(3)
Kevin J. Helmick	$0	$989,720	$1,240,729
Carl D. Culp	$0	$637,444	$674,415
Mark L. Graham	$0	$589,769	$655,394
Joseph A. Gerzina	$0	$224,380	$265,201
Brian E. Jackson	$0	$197,435	$225,031

(1)	The terms of Farmers’ Executive Separation Policy provide the executives the following benefits as a result of a voluntary termination without “Good Reason” or an involuntary termination by Farmers Bank for “Cause”: (a) all earned but unpaid compensation for time worked through the Termination Date, to be paid on the Payment Date (as each term defined in the Executive Separation Policy); and (b) any rights and benefits, if any, provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, including, without limitation, earned by unused vacation. The Executive Separation Policy defines “Good Reason” to mean the occurrence of any of the following: (a) a reduction in a Covered Executive’s annual base salary rate, unless such reduction generally applies to other Covered Executives regardless of the reason(s) therefore; (b) a substantial diminution in a Covered Executive’s duties, authorities or responsibilities; or (3) the relocation of a Covered Executive’s principal place of employment with the Company that meets certain conditions in the Executive Separation Policy. The Executive Separation Policy defines “Cause” to mean (a) the willful or negligent failure by the Covered Executive to substantially perform his or her duties with the Company and, after written notification by the Company to the Covered Executive, the continued failure of the Covered Executive to substantially perform such duties; (b) the willful or negligent engagement by the Covered Executive in conduct which is demonstrably and materially injurious to the Company, financially or otherwise; (c) action or inaction by the Covered Executive that constitutes a breach of fiduciary duty with respect to the Company or any of its subsidiaries; (d) the violation of any material written policy, rule or regulation of the Company; or (e) the Covered Executive’s material breach of any agreement in respect of confidentiality with the Company, whether or not entered into after the effective date of the Executive Separation Policy.
(2)

The Executive Separation Policy generally provides the Covered Executives the following benefits as a result of a termination by the Company “Without “Cause” or by the Covered Executives for “Good Reason”: (a) the Accrued Obligations, (b) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp and Graham, or 12-months’ salary for Mr. Gerzina and Mr. Jackson; (c) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (d) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp and Graham) or 12 (for Mr. Gerzina and Mr. Jackson); and (e) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Graham, Gerzina and Jackson) for reasonable outplacement services for up to one year by a firm selected by Farmers. “Without Cause” is defined as a termination (a) by the Company other than for Cause, or (b) because of the Covered Executive’s disability, but only if the Covered Executive is not receiving long-term disability benefits under the Company’s long-term disability plan. But because termination is assumed for purposes of the table to have occurred on December 31, 2014, there would be no partial-year annual incentive benefit payable to the executives. Instead, the annual incentive benefit payable to the executives had their employment terminated on December 31, 2014 is the annual incentive benefit included in the Summary Compensation Table. The table also assumes that the executives would receive no benefit for unused paid time off, as unused paid time off cannot be carried over from one year to the next.
(3)	The Change in Control Agreements provide for the following payments if the executive officer’s employment is terminated by the Company other than for Cause, or by the executive for Good Reason (as each defined in the Change in Control Agreements: (a) a payment in an amount equal to the executive’s annual base salary multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp and Graham) or one (for all other executive officers including Mr. Gerzina and Mr. Jackson); (b) a lump sum amount equal to the average of the annual incentive bonus paid to the executive in the three years preceding termination multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp and Graham) or one (for all other executive officers including Mr. Gerzina and Mr. Jackson); (c) a pro rata incentive bonus of the year of termination (assuming performance had been attained at the “target” level); (d) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating multiplied by 36 (for Mr. Helmick), 30 (for Messrs. Culp and Graham) or 12 (for all other executive officers including Mr. Gerzina and Mr. Jackson); and (e) a lump sum of $20,000 for outplacement services (for Messrs. Helmick, Culp and Graham).

Director Compensation

The following table sets forth compensation information on each of Farmers’ non-employee directors. Directors who are employees of Farmers do not receive additional compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Gregory C. Bestic	$38,333	$38,333
Lance J. Ciroli	$55,000	$55,000
Anne Frederick Crawford	$35,000	$35,000
Ralph D. Macali	$35,000	$35,000
Terry A. Moore	$23,333	$23,333
David Z. Paull	$40,000	$40,000
Earl R. Scott	$43,000	$43,000
Gregg Strollo	$35,000	$35,000

(1)	Amounts reflect all fees paid in cash during 2014 for services as a director, including the following amounts paid to directors with additional duties: (i) $15,000 for the independent Board Chair; and (ii) $5,000 for all committee chairs. Mr. Moore began his service as a director, and Mr. Bestic began his service as Chair of the Corporate Governance and Nominating Committee, commencing with the 2014 Annual Meeting of Shareholders. Mr. Scott receives additional fees for his service on the board of the Farmers Trust Company, a Farmers subsidiary.

PROPOSAL TWO—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, Farmers is providing shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the shareholders approve the compensation of Farmers’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Board of Directors believes that Farmers’ compensation policies and procedures are aligned with Farmers’ short-term goals and long-term success. The Board of Directors believes that its improved pay-for-performance philosophy and objectively-driven incentive-based compensation opportunities are designed to both be competitive with opportunities offered by similarly situated financial institutions and to attract, retain and motivate the key executives directly responsible for the our continued success.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2014 compensation of the Company’s named executive officers.

Vote Required and Board of Directors’ Recommendation

This Proposal Two to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. Because this vote is advisory, it will not be binding on Farmers or the Board of Directors; however, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for Farmers’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Farmers’ consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of Farmers’ independent registered public accounting firm and must pre-approve all services provided.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Farmers’ financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with Farmers’ management, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and Farmers’ independent registered public accounting firm for the year ended December 31, 2014, Crowe Horwath LLP (“Crowe Horwath”). The Audit Committee also discussed with Crowe Horwath matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Crowe Horwath provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with Crowe Horwath any relationships with or services to Farmers’ or its subsidiaries that may impact the objectivity and independence of Crowe Horwath, and the Audit Committee has satisfied itself as to Crowe Horwath’s independence.

Based upon the Audit Committee’s discussion with management and Crowe Horwath, and the Committee’s review of the representation of management and the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2014 be included in Farmers’ Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that Crowe Horwath be retained as the Company’s independent registered public accounting firm for the 2015 fiscal year.

The Audit Committee:

Earl R. Scott, Chair

Gregory C. Bestic

Ralph D. Macali

Greg Strollo

PROPOSAL THREE—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Crowe Horwath to act as the independent registered public accounting firm to examine Farmers’ books, records and accounts and those of its subsidiaries for the fiscal year ending December 31, 2015. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Crowe Horwath was Farmers’ independent registered public accounting firm for the fiscal year ended December 31, 2014, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of Farmers’ independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and thus, will have the same effect as a vote against Proposal Three. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of Farmers’ independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Crowe Horwath and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of Crowe Horwath will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by Crowe Horwath for fiscal 2014 and 2013 were as follows:

	2014	2013
Audit Fees	$265,000	$267,400
Audit-Related Fees	$0	$3,500
Tax Fees	$29,375	$29,700
All Other Fees	$0	$0

Audit Fees consist of consist of fees billed in the last two fiscal years for the audit of Farmers’ annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of Farmers’ financial statements. The fees billed in 2014 and 2013 include services related to providing required consents.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or All Other Fees described above were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is contained in the Audit Committee Charter, a current copy of which is available at www.farmersbankgroup.com.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by Farmers under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

Carl D. Culp

Executive Vice President, Treasurer and Secretary

Canfield, Ohio

March 13, 2015

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 3:30 a.m., Eastern Standard Time, on April 16, 2015.
Vote by Internet
• Go to www.investorvote.com/FMNB
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
		•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lance J. Ciroli	☐	☐	02 - Anne Frederick Crawford	☐	☐	03 - David Z. Paull	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐	3. To ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice & Proxy Statement, 2014 Annual Report to Shareholders with Form 10-K is/are available at www.proxyvote.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — FARMERS NATIONAL BANC CORP.

FARMERS NATIONAL BANC CORP.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 16, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 16, 2015, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lance J. Ciroli	☐	☐	02 - Anne Frederick Crawford	☐	☐	03 - David Z. Paull	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐	3. To ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice & Proxy Statement, 2014 Annual Report to Shareholders with Form 10-K is/are available at www.proxyvote.com

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — FARMERS NATIONAL BANC CORP.

FARMERS NATIONAL BANC CORP.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 16, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 16, 2015, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side